Exhibit (a)(1)

Amended and Restated
American Fidelity Dual Strategy Fund, Inc.

Code of Ethics for Senior Officers
(Effective January 1, 2008)

American Fidelity Dual Strategy Fund, Inc. (the “Fund”) has long maintained a policy of honest and ethical behavior. This Amended and Restated Code of Ethics for Senior Officers (the “Senior Officers’ Code of Ethics”) further ensures that the Fund’s Senior Officers (as defined below) will uphold this policy, requiring them to conduct themselves in a manner that is consistent with the ethical and professional standards set forth herein.

The Senior Officers’ Code of Ethics furthers the Fund’s objective of placing the interests of the Fund’s shareholders first, ensuring that the Senior Officers’ personal securities transactions will be conducted in a manner that avoids an actual or apparent conflict of interest or any abuse of authority or position. Persons covered by the Senior Officers’ Code of Ethics must adhere to these general principles and comply with the Code of Ethics’ specific provisions.

I.	Persons Subject to the Code
This Senior Officers’ Code of Ethics applies to the Fund’s principal executive officer, principal financial officer, principal accounting officer or controller, as well as any other persons performing similar functions for the Fund (collectively the “Senior Officers”). The Fund’s Senior Officers are identified on Exhibit A, as it may be amended from time to time.

II.	Basic Standards of Ethics
Senior Officers shall observe the highest standards of ethical conduct. In performing their duties, the Fund’s Senior Officers shall protect and foster the interests of the Fund’s shareholders through fair dealings, complete honesty and full disclosure in all matters relating to the business. Senior Officers shall render high standards of service, act in good faith, responsibly, with due care, competence and diligence, and without misrepresenting material facts or allowing their independent judgment to be compromised. Senior Officers shall maintain the highest standards of integrity, both in and outside of the workplace.

Senior Officers shall operate and manage the Fund and its portfolio of securities in the interest of all shareholders, and not in the interest of themselves, any sponsors, directors, brokers or other market intermediaries. Senior Officers shall manage the Fund in accordance with the Fund’s fundamental objectives and investment policies and make investment decisions solely in the interest of the shareholders.

III.	Compliance with Applicable Laws, Rules and Regulations
Senior Officers shall at all times ensure full compliance with all applicable federal, state and local laws, and the rules and regulations of any private and public regulatory agencies. If any question exists relative to full compliance, the Senior Officer should seek guidance from the Fund’s Chief Compliance Officer and/or the Fund’s legal counsel. Senior Officers must not only comply with the applicable laws, rules and regulations, they must also promote a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns and promptly address those concerns.

IV.	Conflicts of Interest
In order to maintain the highest degree of integrity and objectivity in the management of the Fund and the Senior Officers’ independent judgment, Senior Officers must avoid any activity or personal interest that creates or appears to create a conflict between the interest of the Fund and the personal interest of the Senior Officer.

Certain conflicts of interest potentially can arise out of the relationships between Senior Officers and the Fund, and these relationships subject the Senior Officers to conflict of interest provisions that are beyond the scope of the Senior Officers’ Code of Ethics. For example, Senior Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. Certain procedures and compliance policies, such as the 17j-1 Code of Ethics of the Fund and the 204A-1 Code of Ethics of the Fund’s investment advisor, American Fidelity Assurance Company (“AFA”), are designed to prevent, or identify and correct, violations of these provisions. This Senior Officers’ Code of Ethics does not, and is not intended to, repeat or replace these procedures and policies, and such conflicts fall outside the parameters of this Code of Ethics.

This Senior Officers’ Code of Ethics recognizes that the Senior Officers, some or all of whom may also be officers or employees of AFA, in the normal course of their duties (whether formally for the Fund, AFA or both), will be involved in establishing policies and implementing decisions that will have different effects on the Fund and AFA. The participation of the Senior Officers in such activities is inherent in the contractual relationship between the Fund and AFA and is consistent with the Senior Officers performing their duties as officers of the Fund. To the extent that these activities are conducted in a manner that is consistent with this Code of Ethics and that is in conformity with the provisions of the Investment Company Act of 1940 and the Investment Advisors Act, the activities will be deemed to have been conducted appropriately.

An actual or apparent conflict of interest occurs when a Senior Officer’s independent business judgment can be affected in any way by his or her personal interest, financial or otherwise. Examples of an actual or apparent conflict of interest include, but are not limited to, situations in which a Senior Officer or a member of the Senior Officer’s family:

•
 Uses his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Fund, whereby the Senior Officer would benefit personally to the detriment of the Fund;

•	Causes the Fund to take action, or fail to take action, for the individual personal benefit of the Senior Officer, rather than the benefit of the Fund;
•	Participates in any business arrangement or investment that the Senior Officer learned through his or her position with the Fund;
•	Receives improper personal benefits as a result of the Senior Officer’s position with the Fund;
•
 Receives from a company with which the Fund has current or prospective business dealings (1) any gifts, during one calendar year, that are valued at more than $100, or (2) entertainment that is not reasonable in cost and appropriate as to time and place, or is so frequent as to raise any question of impropriety; or

•
 Has a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Senior Officer’s employment, such as compensation or equity ownership.

Senior Officers should manage the Fund in an honest and ethical manner, and never act in a manner that could cause them to lose their independence and objectivity. Before Senior Officers may make any investment, accept any position or benefit, or participate in any transaction or business arrangement that creates or appears to create a conflict of interest, Senior Officers must obtain the written approval of the Fund’s Chief Compliance Officer. Any transaction with even a hint of impropriety must be submitted to the Chief Compliance Officer. In the event that the Chief Compliance Officer has a conflict of interest, the matter shall be submitted to the Chairman of the Fund’s Board of Directors for review and approval.

V.	Prohibited Activities
Senior Officers shall not engage in any of the following:

•
 Any act, practice or course of business in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by the Fund, or in the purchase, sale and redemption of shares of the Fund, which is fraudulent, deceptive or manipulative.

•
 Buying or selling securities ahead of transactions of the Fund, when the Senior Officer has access to information about the transaction that is not public and that is material to making an investment decision, so as to derive unfair advantage.

•	Self-dealing in which the Senior Officer uses his or her position to engage in transactions with the Fund by which Senior Officers may benefit unfairly at the expense of the Fund and its shareholders.

VI.	Disclosures
The Fund is required to file various periodic reports with the Securities and Exchange Commission (“SEC”). It is the Fund’s policy to make full, fair, accurate, timely and understandable disclosures to the SEC and the public in compliance with all applicable laws, rules and regulations. Among other things, a Senior Officer should:
•	Familiarize himself or herself with the disclosure requirements generally applicable to the Fund
•
Avoid knowingly misrepresenting, or causing others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Board, auditors, governmental regulators or self-regulatory organizations.

•
Consult with other officers and employees of the Fund and AFA, to the extent appropriate within his or her area of responsibility, with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Fund files with, or submits to, the SEC and in other public communications made by the Fund.

•	Promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

VII.	Confidentiality
Senior Officers may use confidential and proprietary information for business purposes only. Senior Officers shall not use confidential information acquired in the course of performing their duties for personal advantage. Senior Officers shall not disclose confidential or proprietary information to individuals (including other employees) who do not have a business need to know the information, nor shall they assist anyone in gaining unauthorized access to confidential information.

VIII.	Violations of the Code
Should a Senior Officer observe or suspect any violations of this Code of Ethics, applicable laws or regulations, the Senior Officer shall immediately report the violation to the Fund’s Chief Compliance Officer. Failure to report any such violation is itself a violation of the Senior Officers’ Code of Ethics. If a Senior Officer has any question about whether a particular act or omission violates the Code of Ethics, the Senior Officer should seek guidance from the Fund’s Chief Compliance. In the event that a matter arises that involves or affects the Chief Compliance Officer, the matter shall be reported to the Chairman of the Fund’s Board of Directors.
Violation of the Senior Officers’ Code of Ethics may result in civil or criminal liability, or both, under the federal securities laws. In addition, any transaction that is considered to have been improper, or that appears improper in light of subsequent developments even though proper when made, is subject to reversal. Senior Officers’ compliance with this Code of Ethics is a condition of their employment, and violation of the Code of Ethics may be cause for termination of employment.
Senior Officers should take the time to carefully read this Code of Ethics and should direct any questions they may have to the Chief Compliance Officer. Senior Officers must return a signed copy of the Code of Ethics to the designated recipient as indicated on the signature page, and should retain a copy for their records.
IX.	Waivers of and Amendments to the Code
The Fund will waive application of the policies and procedures set forth in this Code of Ethics only when circumstances warrant granting of a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Waivers of the Code of Ethics may be made only by the Fund’s Chief Compliance Officer and shall be disclosed as required by Form N-CSR. In the event that a matter arises that involves or affects the Chief Compliance Officer, the matter shall be submitted to the Chairman of the Fund’s Board of Directors for review and approval.
The Board of Directors must approve amendments to the Senior Officers’ Code of Ethics that are substantive and material in nature. Amendments that are not substantive and material may be approved by agreement of the Chief Compliance Officer and the Chairman of the Board of Directors.

X.	No Rights Created
This Code of Ethics is a statement of the fundamental principles and key policies and procedures that govern the Fund’s Senior Officers in the management of the Fund. It is not intended and does not constitute an employment contract or assurances of continued employment, and does not create any rights in Senior Officers.

XI.	Certification of Compliance with the Code
Senior Officers shall be asked to certify, on an annual basis, that they have read and understand the Senior Officers’ Code of Ethics, and that they recognize that they are subject to its requirements. The Fund will require Senior Officers to certify annually that they have complied with the requirements of the Code of Ethics and that they have disclosed or reported all violations of the Code of Ethics and other relevant and material information that is required to be disclosed or reported pursuant to the Code of Ethics.

ACKNOWLEDGMENT

I certify that I have read and understand the Fund’s Code of Ethics for Senior Officers, and I recognize that I am subject to the Code. I have complied, and will comply, in all respects, with the Code’s requirements and will generally conduct the business of the Fund in an honest and ethical manner.

________________________________________ (signature) _______________________________________ (print name) ________________________________________ (date)

[Exhibit A to Amended and Restated Code of Ethics for Senior Officers]

Senior Officers Subject to Code of Ethics
As of January 1, 2012

David R. Carpenter: Chairman of the Board, President, Principal Executive Officer, and Secretary
Robert D. Brearton: Executive Vice President and Principal Financial Officer
Stephen P. Garrett: General Counsel
David M. Robinson: Chief SEC Compliance Officer